Exhibit 5.1

December 22, 2025

To:	Quantum BioPharma Ltd. 1 Adelaide Street East, Suite 801 Toronto, Ontario M5C 2V9

Dear Sirs/Mesdames:

Re:	Quantum BioPharma Ltd. (the “Company”) – Registration Statement on Form F-3 and Prospectus

Dear Mesdames/Sirs:

We have acted as Canadian legal counsel to the Company, a company formed under the laws of the Province of Ontario. We are furnishing this opinion in connection with the at-the-market offering by the Company of Class B Subordinate Voting Shares in the capital of the Company for up to US$17,243,174 (“Class B Shares”) pursuant to a registration statement on Form F-3, Registration File No. 333-276264 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission, including a base prospectus (the “Base Prospectus”), and the Prospectus Supplement dated December 22, 2025 (together with the Base Prospectus being the “Prospectus”). The Class B Shares are to be sold in the United States through Rodman & Renshaw LLC (the “Manager”) from time to time by the Company pursuant to the Registration Statement, Prospectus and an at the market offering agreement dated as of December 22, 2025 by and between the Manager and Company (the “ATM Agreement”).

1.	Materials Reviewed

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, Prospectus and ATM Agreement. We have also examined resolutions of the board of directors of the Company in respect of the Prospectus, Registration Statement, ATM Agreement and issuance of the Class B Shares for up to US$17,243,174 pursuant thereto (the “Resolutions”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed below.

2.	Assumptions and Fact Reliance

We have assumed that at all relevant times:

(a)	all information contained in all documents reviewed by us is true and correct;

(b)	the genuineness of all signatures on all documents examined by us and the legal capacity of all natural persons;

(c)	the authenticity of all documents submitted to us as originals;

(d)	the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies;

(e)	each natural person signing any document reviewed by us had the legal capacity to do so, none of which facts we have independently verified;

Garfinkle | Biderman LLP	Tel | 416.869.1234
1 Adelaide Street East, Suite 801, Toronto, ON M5C 2V9	Fax | 416.869.0547 www.garfinkle.com

(f)	no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Class B Shares;

(g)	there is no foreign law that would affect the opinion expressed herein;

(h)	at the time of the execution and delivery of any documents relating to the Class B Shares or the offering thereof, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties;

(i)	the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents;

(j)	the Company has the necessary corporate power and capacity to execute, deliver and perform its obligations under the terms and conditions of the ATM Agreement;

(k)	the Company has the necessary corporate power and capacity to authorize, create, authenticate, validly issue, sell and deliver the Class B Shares and perform its obligations under the terms and conditions of the Class B Shares;

(l)	all necessary corporate action has been taken by the Company to duly authorize the execution and delivery by the Company of the ATM Agreement and the performance of its obligations under the terms and conditions thereof;

(m)	all necessary corporate action has been taken by the Company and all of the terms and conditions relevant to the execution, delivery and issuance of the Class B Shares in the ATM Agreement have been complied with;

(n)	all necessary corporate action has been taken by the Company to duly authorize the terms of the offering of the Class B Shares and related matters;

(o)	the ATM Agreement (i) has been duly authorized, executed and delivered by all parties thereto and such parties had the capacity to do so; (ii) constitutes a legal, valid and binding obligation of all parties thereto; (iii) is enforceable in accordance with its terms against all parties thereto; and (iv) is governed by the laws of the State of New York;

(p)	the Class B Shares have been duly authorized, created, authenticated, sold and delivered and validly issued by the Company and any other person signing or authenticating the Class B Shares, as applicable;

(q)	the terms of the offering of the Class B Shares and related matters have been duly authorized by the Company;

(r)	the Company has complied, and will comply, with the Business Corporations Act (Ontario);

(s)	the execution and delivery of the ATM Agreement and the performance by the Company of its obligations under the terms and conditions thereunder do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the articles of incorporation, by-laws or any other constating documents of the Company, any resolutions of the board of directors or shareholders of the Company, any agreement or obligation of the Company, or applicable law;

(t)	the authorization, creation, authentication, sale, delivery and issuance of the Class B Shares and the Company’s performance of its obligations under the terms and conditions of the Class B Shares do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the articles of incorporation, by-laws or any other constating documents of the Company, any resolutions of the board of directors or shareholders of the Company, any agreement or obligation of the Company, or applicable law; and

(u)	the terms of the offering of the Class B Shares and related matters do not and will not conflict with and do not and will not result in a breach of or default under, and do not and will not create a state of facts which, after notice or lapse of time or both, will conflict with or result in a breach of or default under any of the terms or conditions of the articles of incorporation, by-laws or any other constating documents of the Company, any resolutions of the board of directors or shareholders of the Company, any agreement or obligation of the Company, or applicable law.

Where our opinions expressed herein refer to any of the Class B Shares having been issued as being “fully-paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) has been paid for such shares. No opinion is expressed as to the adequacy of any consideration received.

We have no responsibility or obligation to (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to this date that do or may affect the opinions we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.

3.	Applicable Laws

We are qualified to carry on the practice of law in the Province of Ontario. The opinions expressed below are restricted to the laws of the Province of Ontario and the laws of Canada applicable therein, in each case, in effect on the date hereof. We express no opinion with respect to the laws of any other jurisdiction.

4.	Opinions

Based upon and relying on the foregoing, and subject to the assumptions and qualifications expressed herein, we are of the opinion that, on the date hereof, the Class B Shares, when issued, sold and delivered in the manner and for the consideration set forth in and in accordance with the ATM Agreement and Resolutions, upon payment of the consideration provided therein to the Company, will be validly issued, fully paid and non-assessable.

5.	Qualifications

This opinion letter has been prepared for your use in connection with the Registration Statement and Prospectus and is expressed as of the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, Prospectus, Registration Statement or Class B Shares.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not hereby agree that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours very truly,

/s/ Garfinkle Biderman LLP

Garfinkle Biderman LLP